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                                                                Exhibit 99.1

PARK
NATIONAL
CORPORATION [LOGO]


                                                                News Release
                            Park National Corporation
                     50 N. Third Street, Newark, Ohio 43055
                            www.parknationalcorp.com



November 30, 2004                                        For immediate release

       PARK NATIONAL CORPORATION AND FIRST FEDERAL BANCORP, INC. ANNOUNCE PLAN TO SELL ROSEVILLE OFFICE TO PEOPLES NATIONAL BANK

NEWARK, Ohio -- Park National Corporation (AMEX: PRK) (Park) and First Federal Bancorp, Inc. (NASDAQ: FFBZ) (First Federal) jointly announced today their intent to sell the Roseville office of First Federal Savings Bank of Eastern Ohio (FFSB, the banking subsidiary of First Federal) to The Peoples National Bank (Peoples), which is headquartered in New Lexington, Ohio. The sale would take place following the acquisition of First Federal by Park. The Roseville office is in Muskingum County and holds approximately $13 million in deposits and $6 million in loans.

FFSB has signed an agreement to sell the Roseville office to Peoples, but the sale is contingent upon the prior acquisition of First Federal by Park. In August, Park and First Federal jointly announced the signing of a merger agreement which will result in Park's acquisition of First Federal and the merger of FFSB with Park subsidiary Century National Bank. Century National Bank and First Federal are both headquartered in Muskingum County, Ohio.

The merger transactions require the approval of banking regulatory authorities, and are expected to be complete on December 30. The sale of the Roseville office is anticipated to conclude in the weeks following the approved and official merger.

According to Park President C. Daniel DeLawder, the sale is a necessary result of discussions with The Federal Reserve Board, which had concerns about the level of banking competition in Muskingum County after FFSB merges with Century National Bank. The Federal Reserve Board encouraged the sale of one banking office to a bank that did not already have a physical presence in Muskingum County, to help ensure healthy competition in that area. Park has filed a letter with the Federal Reserve Board indicating its commitment to do so.

First Federal President Bill Plummer said, "The mergers with Park and Century are the right thing to do for our customers, associates, and shareholders, and we're excited to be one step closer to bringing our customers more convenience and a broader menu of banking and trust services. Our skilled and dedicated associates in the Roseville office will continue to serve their customers and community. And the residents of Roseville can still do their banking in their hometown with the people they've trusted and relied upon for years."

All of the FFSB accounts at the Roseville office will be transitioned to Peoples, and account owners will be considered Peoples customers.

"We are very happy to open an office in Muskingum County. We've been serving customers in New Lexington and Perry County since 1932, and we welcome the opportunity to extend services to our neighbors in Roseville," said G. Courtney Haning, president of Peoples.

About Park National Corporation:

Headquartered in Newark, Ohio, Park National Corporation is an Ohio-based bank holding company with approximately $5.1 billion in assets at year-end 2003. Its significant subsidiaries


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include The Park National Bank, Fairfield National Division, The Richland Trust
Company, Century National Bank, The First-Knox National Bank, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Aircraft Finance, and Guardian Finance.

Operating in twenty-six Ohio counties, Park and its subsidiaries have $5.1 billion in total consolidated assets, 119 financial service offices and a network of more than 100 automatic teller machines. For more information, visit www.parknationalcorp.com.



Media contacts:
Bethany White, Park Comm. Specialist 740-349-3754
C. Daniel DeLawder, Park President, 740-349-3746
Bill Plummer, First Federal President, 740-588-2263
G. Courtney Haning, Peoples National Bank President, 740-342-5111



Safe Harbor Statement

Except for the historical and present factual information contained in this press release, the matters discussed in this press release, including statements identified by words such as "intends," "is anticipated," "is expected," "plans," "will result" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the ability to obtain regulatory approvals of the First Federal acquistion and the sale of the Roseville office to Peoples on the proposed terms and schedule; the possibility that costs or difficulties related to the integration of the businesses of First Federal and FFSB with the businesses of Park and Century will be greater than expected or that the cost savings and any revenue synergies of the combined entities following the First Federal acquisition may be lower or take longer to realize than expected; disruptions from the First Federal acquisition and the sale of the Roseville office making it more difficult to maintain relationships with customers, employees or suppliers; the impact of competition; changes in economic conditions in Park's market area; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans in Park's market area; and other risk factors relating to our industry as detailed from time to time in Park's reports filed with the SEC. Park wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.







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